Exhibit 99.1

BeiGene,Ltd.

BeiGene Announces Initiation of First Pivotal Study in China of PD-1 Antibody BGB-A317

BEIJING, April 21, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced that the first patient was dosed in a pivotal clinical trial of BGB-A317, an investigational anti-PD-1 antibody, in Chinese patients with relapsed or refractory classical Hodgkin lymphoma (cHL).

“We are dedicated to developing BGB-A317 broadly in China, where no immune checkpoint inhibitors are currently approved despite the considerable unmet need in  patients with the country’s most prevalent cancers. In addition to a registration program in China, we also plan to initiate studies to enable regulatory approval of BGB-A317 in multiple geographies outside of China,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman.

“BGB-A317 has been administered to over 400 patients globally, and we have presented clinical data at international conferences demonstrating that this agent is well-tolerated with anti-tumor activity observed in multiple tumor types. We are pursuing the approval of our PD-1 antibody for patients with relapsed or refractory Hodgkin lymphoma in China because of the urgent unmet medical need and significant activity observed with this class of agents in this setting,” commented Jane E. Huang, M.D., Chief Medical Officer, Hematology.

The Phase II single-arm, multi-center study is designed to investigate the efficacy and safety of BGB-A317 in patients with relapsed or refractory cHL. The trial’s primary endpoint is the overall response rate as defined by the Lugano Classification. Secondary endpoints include progression-free survival, duration of response, complete response rate, time to response, safety, and tolerability. Professor Jun Zhu of the Peking University Cancer Hospital is the lead principal investigator of the trial.

About BGB-A317

BGB-A317 is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. BGB-A317 has high affinity and specificity for PD-1, and we believe it is differentiated from the currently approved PD-1 antibodies with the ability to bind Fc gamma receptor I specifically engineered out. BGB-A317 is being developed as a monotherapy and in combination with other therapies for the treatment of various cancers.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 300 scientists, clinicians and staff in mainland China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-A317, the potential implications of these data for the future development of BGB-A317, and BeiGene’s advancement of, and anticipated clinical development and regulatory milestones and plans related to BGB-A317. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com